FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Kenneth D. Najour Chief Financial Officer T: 561-682-8947 E: Kenneth.Najour@AltisourceAMC.com

Altisource Residential Announces Quarterly Cash Dividend

FREDERIKSTED, U.S. Virgin Islands, September 9, 2013 (GLOBAL NEWSWIRE) - Altisource Residential Corporation (“Residential”) (NYSE: RESI) announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share of common stock. This quarterly dividend is intended to partially satisfy the requirement that a REIT must distribute at least 90% of its annual REIT taxable income to its stockholders.  This distribution primarily reflects earnings from the deployment of Residential's $100 million initial capital contribution and the proceeds from its repurchase facility.  Residential will pay this quarterly dividend on September 30, 2013 to all stockholders of record as of the close of business on September 19, 2013.

About Residential

Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties through the purchase of distressed mortgage loan portfolios. Residential's strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of loans into renovated rental properties. Additional information is available at www.altisourceresi.com.